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                                                                   EXHIBIT 10.18



                      CONSULTING, NON COMPETE AND PAYMENTS
                                    AGREEMENT

         THIS AGREEMENT IS MADE AND ENTERED INTO BY AND BETWEEN ALLEN R. FREEDMAN ("FREEDMAN") AND FORTIS, INC. ("FORTIS").

         WHEREAS Freedman, Fortis and Fortis Insurance N.V. have entered into an agreement on this same date to provide for Freedman's retirement on July 31, 2000 ("Retirement Agreement") and to provide for certain obligations of each party in connection with such retirement;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Retirement Agreement and for other good and valuable consideration, receipt and sufficiency whereof being hereby acknowledged, the parties hereto do hereby agree as follows:

         1. PAYMENTS. Fortis shall pay to Freedman, his beneficiaries or his estate, twelve quarterly payments of $157,000 in advance, beginning on August l, 2000 and continuing on each November 1, February 1, May 1 and August l thereafter through May 1, 2003 and two annual payments of $607,000 in advance, beginning on August 1, 2003 and continuing on August l, 2004. Freedman may designate in writing from time to time the beneficiaries of these payments and such payments shall be made in accordance with such designation. Upon Freedman's death without any such designation, the remaining payments will be paid to Freedman's estate. If Fortis shall fail to pay any such quarterly or annual payment after having received 30 days written demand for such payment, all remaining payments shall come due and payable. Freedman shall be entitled to all costs and expenses, including reasonable attorneys' fees, incurred by Freedman in collecting the amounts due hereunder.

         2. CONSULTING. Freedman agrees to provide consulting services to Fortis, from time to time, for a period of three years from and after the termination of his services as an employee of Fortis, at such times as may reasonably be requested by Fortis, subject to Freedman's other obligations and commitments, provided, however, that his consulting services will be provided only in Florida, will not exceed 30 days of services per year and will involve consulting only (i) with respect to all charitable organizations directly or indirectly controlled by Fortis, including serving as a director of each such organization if requested by Fortis, and (ii) with respect to the credit related insurance business of Fortis and its direct and indirect subsidiaries conducted in Florida. Freedman shall be an independent contractor in providing such services. Fortis shall pay Freedman's reasonable out of pocket expenses incurred in providing consulting services requested by Fortis hereunder. Freedman shall be relieved of this obligation upon his death or disability.

         3. COVENANT NOT TO COMPETE. The parties acknowledge and agree that in the course of Freedman's services provided to Fortis and its Parents (as defined herein), including but not limited to his service as CEO of Fortis, his membership on the Boards of Fortis and certain of its affiliates, and his participation on various committees involved in management and planning of Fortis and its Parents, Freedman has become privy to a substantial amount of trade secrets and

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Confidential Information (as defined herein) of Fortis and its Parents.
Accordingly, the parties acknowledge and agree that it is both reasonable and necessary for the protection of such trade secrets and Confidential Information, for Freedman to refrain from competition with Fortis and its Parents as provided in this Paragraph 3. Freedman covenants and agrees that, from the date of this Agreement until the dates set out hereafter, Freedman shall not without the prior written consent of Fortis, directly or indirectly, for Freedman's benefit or on behalf of any other person, firm, partnership or corporation, whether alone or as a partner, officer, director, manager or shareholder, do any one or more of the following:

                  (a) prior to August 1, 2003 be employed by, engage in or render any services to or consult with any business that is in competition in a substantive way within the United States or outside the United States with Fortis, provided that mere ownership of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national or foreign exchange or on NASDAQ shall not be deemed to violate the provisions of this Agreement; or

                  (b) prior to August 1, 2003 solicit any customer or client of Fortis or its direct and indirect subsidiaries to purchase or procure from an entity or enterprise that competes with the business of Fortis any services offered by Fortis to such customer or client at the time of Freedman's retirement; or

                  (c) prior to August 1, 2005 encourage, solicit, or induce any officer or employee of Fortis or its direct and indirect subsidiaries to terminate his or her employment with Fortis and to enter an employment relationship with any person or entity engaged in any business activity competing with Fortis; or

                  (d) prior to August 1, 2001 be employed by, engage in or render any services to or consult with any business that is in competition in a substantive way within the United States or outside the United States with Fortis (NL) N.V. or Fortis (B), which are the ultimate parents of Fortis, or the affiliates or direct and indirect subsidiaries of either such parent (such parents, together with any direct and indirect subsidiaries or affiliates of either parent being referred to collectively as "Parents" and singularly as "Parent"), provided that mere ownership of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national or foreign exchange or on NASDAQ shall not be deemed to violate the provisions of this Agreement; or

                  (e) prior to August 1, 2001 solicit any customer or client of Parents to purchase or procure from an entity or enterprise that competes with the business of either Parent any services offered by any Parent to such customer or client at the time of Freedman's retirement; or

                  (f) prior to August 1, 2005 encourage, solicit, or induce any officer or employee of any Parent to terminate his or her employment with such Parent and to enter an employment relationship with any person or entity engaged in any business activity competing with Parent or Fortis.

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                                                                               3

Fortis agrees to act reasonably in reviewing any request by Freedman under this provision and shall not unreasonably withhold or delay its consent, but nothing contained herein shall be construed to limit the legitimate competitive rights and protections afforded to Fortis and its affiliates by this provision. In addition, if Fortis fails to respond in writing to a request by Freedman within 30 days of receipt of such request, such request shall be deemed to have been approved by Fortis. For the purposes of this Paragraph 3, (i) a person shall be deemed to be in competition with or to compete with Fortis only if the business activities of such person directly compete with one of the operating direct and indirect subsidiaries of Fortis owned by Fortis at the time of Freedman's retirement or acquired by Fortis within six months after the retirement, and
(ii) a person shall be deemed to be in competition with or to compete with a Parent only if the business activities of such person directly compete in the insurance industry, including but not limited to bank insurance, with a Parent that is a Parent at the time of Freedman's retirement or becomes a Parent within six months after the retirement; provided, however, that the provisions of Sections 3(a) and 3(d), respectively, shall in no event be deemed violated by employment, consulting or the rendering of services that relate solely to the business activities that are not described in clauses (i) and (ii), respectively, of this sentence. However, Freedman agrees that prior to April 30, 2005, he will not be employed by, engage in or render any services to or consult with ING, Aegon, or Zurich.

         4.       REASONABLENESS OF RESTRICTIONS.

                  (a) Freedman has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth in Paragraph 3 (including, but not limited to, the time period of restriction, the geographic area of restriction and the activities restricted) are fair and reasonable and are reasonably required for the protection of Fortis.

                  (b) In the event that any provision of Paragraph 3 relating to the time period of restriction, the geographic scope of the restriction or the subject matter of the restriction shall be declared by a court of competent jurisdiction or arbitration panel to exceed the maximum time period, area or scope such court or panel deems reasonable and enforceable, the provisions of Paragraph 3 shall be deemed to become the maximum time period, area and/or scope which such court or panel deems reasonable and enforceable.

         5. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or the enforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that, notwithstanding the foregoing Paragraph 4, any of the provisions of Paragraph 3 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.

         6. REMEDY IN THE EVENT OF BREACH. In the event of an uncured breach of any provision or covenant of this Agreement by Freedman, after having first received 10 days written notice from Fortis advising of the breach, Fortis shall be entitled to immediately cease and terminate any compensation payable under Paragraph 1 of this Agreement, provided that if Fortis does not elect to terminate the payments as provided above because it believes that monetary

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damages provided by such termination of payments would not be adequate and that damages generally would be difficult or impossible to determine with accuracy, then Fortis shall instead be entitled (without posting bond or other security) to an injunction or injunctions to prevent breaches of the agreements in Paragraph 3 of this Agreement and to enforce specifically such agreements in accordance with their terms in any action instituted in any court of competent jurisdiction. The prevailing party in any such action shall be entitled to costs and expenses, including reasonable attorneys' fees, as a part of the remedies in such action. Such remedies, included in this Paragraph, shall be in place of all other remedies available at law or in equity, including, without limitation, injunctions, damages, costs and reasonable attorney's fees. In exercising its rights under this Paragraph, Fortis agrees to act reasonably and in good faith.

         7. CONFIDENTIALITY. Freedman agrees that he will retain in confidence and he will not use for his benefit or the benefit of others all confidential or proprietary information that is not generally available to the public and constitutes special, valuable and unique property of Fortis or any Parent ("Confidential Information"), except as otherwise required by law or by order or subpoena of a court, governmental agency or other body with apparent jurisdiction to order disclosure. Freedman shall promptly notify Fortis of any such requirement and use reasonable efforts to permit Fortis to challenge such requirement. Confidential Information includes, without limitation, any and all specifications, designs, business plans, financial information, proposals, reports, marketing plans and information, cost or underwriting information, customer information, sales volumes and other sales statistics, personnel data, profit margins, sources of supply, pricing information, development plans, business strategies, trade secrets, concepts and ideas, known to Freedman concerning Fortis or its affiliates and their business. Freedman will hold all such Confidential Information in trust and in strictest confidence, and will protect the Confidential Information from dissemination, reproduction or disclosure. The obligations of Freedman under this Paragraph shall survive termination of employment and shall not apply or will cease to apply to information that (a) has become generally known or available to the public through no wrongful act of Freedman, or (b) has been disclosed by Fortis to other Parties on a non-confidential basis.

         8. GOVERNING LAW. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of New York without reference to such state's conflict of laws provisions.

         9. NOTICES. Unless otherwise required by law, all notices, payments, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on or transmitted by telecopier to whom such notice is to be given, on the next day after being sent by an overnight, commercial air carrier service, or when received if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

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                                                                               5

        Freedman:          525 County Highway 40
                           Charlotteville, New York, 12036

                           With a copy to
                           Seth B. Freedman
                           607 Glenmary Rd.
                           St. Davids, Pennsylvania, 19087

        Fortis:            J. Kerry Clayton
                           Fortis, Inc.
                           One Chase Manhattan Plaza
                           New York, New York, 10005

Any party may change its address for purposes of this section and may add, change or delete required copies by giving the other party written notice of the new address in the manner set forth above.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument representing the Agreement between the parties.

         11.      ARBITRATION.

                  (a) Except as set forth in Paragraph 11(b), any claim, controversy or dispute arising out of or relating to this Agreement, on which an amicable understanding cannot promptly be reached, to the maximum extent allowed by applicable law and irrespective of the type of relief sought, shall be submitted to and resolved by arbitration, and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted in New York, New York and shall be conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitrators may not award any punitive or exemplary damages or any damages other than compensatory. The prevailing party may be awarded costs and expenses, including reasonable attorneys' fees. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof.

                  (b) Any claims in equity pursuant to which a party is seeking a temporary restraining order or an injunction may be pursued in court. The parties hereto agree that any action or suit in any way arising out of this Agreement, brought by any party hereto against another party to this Agreement, shall be brought only in a court located in New York County, State of New York, and each party hereto (regardless whether such party is otherwise subject to personal jurisdiction in New York County or the State of New York) consents and submits to the jurisdiction of any local, state, or federal court located within said county and state. Process may be served in any such action on a party hereto by use of, and in accordance with, any of the methods by which notice may be given to a party hereto under Paragraph 9 of this Agreement.

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                                                                               6

         12.      SPECIAL PROVISIONS DEALING WITH TERMINATION OF FREEDMAN'S
EMPLOYMENT.

                  (a) If Freedman's employment with Fortis is terminated prior to July 31, 2000 because of Freedman's death or disability, because Fortis terminates such employment without Cause as hereinafter defined, or for any other reason, other than voluntary termination of employment by Freedman or termination of Freedman's employment by Fortis for Cause, all provisions of this Agreement shall apply to the parties as if Freedman had retired on July 31, 2000.

                  (b) If Freedman's employment with Fortis is terminated by Freedman voluntarily prior to July 31, 2000 or if Freedman's employment is terminated by Fortis for Cause prior to July 31, 2000, Fortis shall be entitled to elect to cancel this Agreement or to treat such termination as a retirement by Freedman as of July 31, 2000. If Fortis elects to cancel this Agreement, it must act within 15 days of Freedman's termination of employment by giving written notice to Freedman in the manner provided in Paragraph 9 of this Agreement. A cancellation of this Agreement shall be deemed to be a cancellation of the Retirement Agreement. A cancellation of this Agreement means that all of its provisions will be of no further force and effect and Freedman shall be entitled to whatever other existing Fortis plans, benefits and agreements that are applicable to Freedman in accordance with the terms thereof.

                  (c) "Cause" for purposes of this Agreement shall mean a termination of Freedman's employment by Fortis due to his willful gross act, or willful gross omission, in violation of his lawful obligations to Fortis, including, without limitation, the following: Freedman's conviction of a felony that is connected with or related to the performance of his obligations as an employee of Fortis; the willful perpetration by Freedman of a gross fraud against or affecting Fortis; or Freedman's willful participation in or willful allowance of the commission by any of Freedman's subordinates of any act of commercial bribery affecting or connected with Fortis or Freedman's duties to Fortis; provided, however, Freedman shall be given written notice of any matter that Fortis believes is Cause and shall be given 30 days to cure any such matter that Fortis considers Cause, and any such matter that shall have been so cured shall no longer constitute Cause.

         IN WITNESS WHEREOF, Freedman and Fortis have duly executed this Agreement as of the date set forth below.

                                                  ALLEN R. FREEDMAN

Date: 7/19/99                                     /s/ ALLEN R. FREEDMAN
                                                  ---------------------
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STATE OF NEW YORK                   )

COUNTY OF MANHATTAN                 ) ss.

         On the 19th day of July, 1999, before me personally appeared, Allen R. Freedman, to me known to be the person described herein and who executed the foregoing instrument, and acknowledged that he voluntarily and willingly executed the same as his free act and deed.

                                                   /s/  MELVIN SCHNEIDERMAN
                                                  -----------------------------
                                                  Notary Public

My Commission Expires:

MELVIN SCHNEIDERMAN
Notary Public, State of New York
No. 3-4932722
Qualified in New York County
Commission Expires July  26, 2000
___________________, 1999
[SEAL]

                                                  COMPANY:

                                                  FORTIS, INC.

Date: 7-19, 1999                                  By:/s/ J. KERRY CLAYTON
                                                     -------------------------
                                                  Title: Exec. V. P.

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                              APPROVAL PURSUANT TO
                 CONSULTING, NON COMPETE AND PAYMENTS AGREEMENT
                                       AND
                                JOINDER AGREEMENT

         In connection with and immediately subsequent to the entering into of the Consulting, Non Compete and Payments Agreement ("Agreement") with Fortis, Inc., dated July 19th, 1999, Allen R. Freedman ("Freedman") has requested that Fortis approve the following activities as being excluded from Paragraph 3 of the Agreement and excluded from Paragraph 10 of Freedman's Joinder Agreement ("Joinder Agreement") with respect to the Fortis Supplemental Executive Retirement Plan ("SERP") from and after the termination of Freedman's employment with Fortis:

         1. Consulting in connection with Freedman's son, Seth Freedman, with respect to integrated health care delivery systems and health plans that predominately serve the health care market, or with respect to comparable activities where the primary business activities of the persons for whom the consulting is performed are not directly competitive with a direct or indirect subsidiary of Fortis.

         2. Investment banking activities in the merger and acquisition area, including merger and acquisition activities involving insurance companies, except as provided in the next sentence. This approval does not authorize Freedman to represent any person undertaking (i) to acquire any interest in Fortis, any subsidiary thereof or any line of business of Fortis or of a Fortis subsidiary, (ii) to sell a company or line of business to Fortis or a subsidiary thereof or (iii) to acquire a company or a line of business that, to the best of Freedman's knowledge, Fortis is undertaking to acquire.

Freedman has reaffirmed that all provisions of the confidentiality agreements that he has entered with Fortis, including Paragraph 7 of the Agreement and Paragraph 11 of his Joinder Agreement, shall continue to apply in connection with any of the foregoing activities.

In response to the request by Freedman as expressed in this document, Fortis does hereby grant its approval to the above business activities by Freedman and agrees that as a result of this approval, such activities will not be restricted by the provisions of Paragraph 3 of the Agreement and or by Paragraph 10 of the Joinder Agreement.

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In witness whereof, Fortis and Freedman have duly executed this Approval this
19th day of July, 1999.

                                                  FORTIS, INC.

                                                  By:/s/ J. KERRY CLAYTON
                                                  ---------------------------
                                                  Authorized Officer

                                                  /s/ ALLEN R. FREEDMAN
                                                  ---------------------------
                                                  ALLEN R. FREEDMAN